Glowpoint and Oblong Industries Announce Closing of Previously Announced Merger

DENVER, CO and LOS ANGELES, CA - October 2, 2019 - Glowpoint, Inc. (NYSE American: GLOW) (“Glowpoint” or the “Company”), a managed service provider of video collaboration and network applications, and Oblong Industries, Inc. (“Oblong”), a collaboration technology company headquartered in Los Angeles, CA, today announced that they have closed the previously announced business combination of Glowpoint and Oblong (the “Merger”), effective as of October 1, 2019.

In addition, simultaneously with the Merger closing, Glowpoint closed the first tranche of its previously announced issuance of Series E Convertible Preferred Stock (the “Series E Financing”) for approximately $2.5 million in gross proceeds. The Series E Convertible Preferred Stock issued in the Series E Financing is automatically convertible into an aggregate of approximately 880,700 shares of Glowpoint’s common stock at a price of $2.85 per share of common stock upon receipt of Glowpoint stockholder approval, approval of the NYSE American for the continued listing of the combined company following such conversion and other customary conditions. Investors in the Series E Financing have committed to purchase an additional $1.25 million of Glowpoint’s Series E Convertible Preferred Stock, upon demand by Glowpoint, on the same terms. Assuming consummation of the second tranche of the Series E financing, Glowpoint will have approximately 23.9 million shares of common stock outstanding, pro forma for the conversion of the Series D Preferred Stock issued in the Merger and conversion of the Series E Preferred Stock. In addition, in connection with the Merger, Oblong amended and restated its existing Amended and Restated Loan and Security Agreement with Silicon Valley Bank (the “SVB Loan Agreement”), and Glowpoint became a co-borrower under the SVB Loan Agreement. As of the date hereof, approximately $5.2 million is outstanding under the SVB Loan Agreement and represents the only debt outstanding in the combined company.

In connection with the Closing, John Underkoffler, the former Chief Executive Officer of Oblong and now Chief Technology Officer of Glowpoint, was appointed to Glowpoint’s Board of Directors. Concurrently with the appointment of Mr. Underkoffler, David Giangano resigned as a member of Glowpoint’s Board.

Glowpoint intends to hold an annual meeting of its stockholders in the fourth quarter of 2019, at which stockholders will be invited to vote upon, among other things, the election of directors, the approval of the conversion of the Series D Convertible Preferred Stock issued in connection with the Merger and the Series E Convertible Preferred Stock issued in the Series E Financing, in each case into shares of Glowpoint’s common stock at a conversion price of $2.85 per share.

“Today marks the start of a new era in collaboration and a transformative moment for our companies and our industry,” Glowpoint President and CEO Pete Holst said in the announcement. “By delivering the combined capabilities of our two leading organizations, we will transform the manner in which people interact during remote/virtual meetings through a new and interactive model that is both highly engaging and, a significant enhancement to any collaboration service. We intend to provide additional information that will be available on the Company’s website discussing the Company’s technology, market opportunity and its growth and operating plan. We anticipate this information will be available within the next 7 to 10 days.”

“This is a key moment of amplification and of intensified focus for our mission around next-gen collaboration and the unique new UI technologies and designs that power it. The merged organization is accelerating directly into a rapidly growing market whose ultimate scale we believe is monumental,” said John Underkoffler, CTO.

About Glowpoint

Glowpoint, Inc. (NYSE American: GLOW) is a managed service provider of video collaboration and network applications. Our services are designed to provide a comprehensive suite of automated and concierge applications to simplify the user experience and expedite the adoption of video as the primary means of collaboration. Our customers include Fortune 1000 companies, along with small and medium sized enterprises in a variety of industries. To learn more please visit www.glowpoint.com.

About Oblong Industries

Oblong Industries’ innovative technologies change the way people work, create, and communicate. With roots in more than two decades of research at the MIT Media Lab, Oblong's flagship product Mezzanine™ is the technology platform defining the next era of computing: multi-stream, concurrent multi-user, multi-screen, multi-device, and multi-location for dynamic and immersive visual collaboration. This focus continues with the debut of cloud-based Rumpus™ for purely virtual teams. Oblong is headquartered in Los Angeles and supplies Mezzanine™ systems to Fortune 500 enterprise customers and reseller partners. Learn more at www.oblong.com, and connect via Twitter, Facebook, LinkedIn, and Instagram.

Advisors

Arnold & Porter acted as legal advisor to Glowpoint and Gunderson Dettmer acted as legal advisor to Oblong in connection with the Merger.

Forward Looking and Cautionary Statements

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities that Glowpoint assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Glowpoint’s actual results may differ materially from its expectations, estimates and projections, and consequently you should not rely on these forward-looking statements as predictions of future events. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements regarding Glowpoint’s and Oblong’ future performance on an as-combined basis and the anticipated financial impacts of the Merger, as well as the combined company’s ability to maintain its listing on the NYSE American. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2018 and in other filings made by the Company with the SEC from time to time, including the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2019. Any of these factors could cause Glowpoint’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Glowpoint can give no assurance that its future results will be as estimated. Glowpoint does not intend to, and disclaims any obligation to, correct, update or revise any information contained herein.

INVESTOR CONTACT:
Investor Relations
Glowpoint, Inc.
+1 303-640-3840
investorrelations@glowpoint.com
www.glowpoint.com